SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 5, 2016

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in Charter)

Delaware	001-35360	95-4557538

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue, New York City, New York 10017, United States of America

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: +31.20.653.5916

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On April 26, 2016, the Company entered into a term sheet for a proposed debt financing based on a $6,500,000 senior secured debenture, extendable to $10,000,000 in the lender’s discretion, with a term of 2 years.

In addition, the Company had agreed with one of its major stockholders that it would provide additional subordinated funding in the amount of $3,500,000, of which 10% ($350,000) was advanced to the Company on or around June 6, 2016, with a term of 6 to12 months, and which was secured under an Inter Creditor Agreement with the proposed new lender by the sale proceeds of the Company’s subsidiary ValidSoft should it be sold. The mutually agreed closing dates for the transactions, which were originally slated for June 30, 2016, have repeatedly been delayed by circumstances beyond the Company’s control.

Consequently, the Company has failed to make timely payment of the July employee payroll and is therefore in breach of its obligations under its employment contracts with risks to the continuity of ongoing business operations due to employee attrition and potential breaches of labor laws in some of the countries in which we operate. We have engaged in dialogue with our employees with regard to the Company’s inability to satisfy its payroll obligations.

The Company also continues to engage in discussions with its current senior secured lender, Atalaya, and other interested parties, with a view to refinancing the business, which is expected to be resolved in the course of Q3 and Q4 this year. However, there can be no assurance that such refinancing will occur.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2016	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Gary G Brandt
Name: Gary G Brandt
Title: Chief Restructuring Officer

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